AMENDMENT NO. 1
                 TO SALE AND PURCHASE AGREEMENT


 This AMENDMENT NO. 1 TO SALE AND PURCHASE AGREEMENT (the "Amendment") is made as of the 1st day of July, 1996, by and among CHASE BRASS INDUSTRIES, INC., a Delaware corporation ("CBI"), LEAVITT TUBE COMPANY, INC. ("Purchaser"), a Delaware corporation and wholly-owned subsidiary of CBI, UNR INDUSTRIES, INC., a Delaware corporation ("UNR"), and LEAVITT STRUCTURAL TUBING CO., a Delaware corporation and an wholly-owned subsidiary of UNR ("LST" and collectively with UNR "Seller"), to amend that certain Sale and Purchase Agreement, dated as of May 15, 1996 ("Purchase Agreement"), by and among CBI, UNR and LST, as assigned by CBI to, and assumed by, Purchaser pursuant to that certain Assignment and Assumption Agreement dated June 26, 1996 ("Assignment").

 1. Definitions. Unless the context indicates otherwise, capitalized terms used but not defined in this Amendment and defined in the Purchase Agreement shall have the meanings ascribed to them in the Purchase Agreement.

          2.   Section 3.1.

 Section 3.1 of the Purchase Agreement hereby is amended to read in its entirety as follows:

          3.1 Time and Place of Closing. The closing of the sale of the Purchased Assets and the Shares shall take place st Bell, Boyd & Lloyd, Three First National Plaza Room 3300, Chicago, Illinois at 10:00 o'clock A.M. local time, on August 30, 1996; provided, however, that if any conditions to the obligations of the parties under this Agreement has not been satisfied or waived by said date, then the closing shall take place on a subsequent date, which shall be determined by the mutual agreement of Purchaser and Seller (unless this Agreement is earlier terminated pursuant to Section 11.4 hereof). Throughout this Agreement, such event is referred to as the "Closing" and such date and time referred to as the "Closing Date."

          3.   Section 3.3.

 Section 3.3 of the Purchase Agreement hereby is amended to read in its entirety as follows:

          3.3 Effective Time. The transfer of the Purchased Assets and the Shares shall be deemed to occur at 12:01 o'clock A.M. Chicago, Illinois time on the Closing Date, unless the Closing Date is the last Business Day of the month, in which case the transfer of the Purchased Assets and the Shares shall be deemed to occur at 11:59 o'clock P.M. Chicago, Illinois time on the Closing Date (the "Effective Time"). All of the transactions described in this Article 3.0 shall be deemed to occur simultaneously, and none shall be deemed completed until all are completed.

 4. Section 3.4.4.; Schedule 3.4.4.

    a. Section 3.4.4 of the Purchase Agreement hereby is amended by deleting all references to "$62,779,434" in each place where such number is written in Section 3.4.4. and replacing all such references with "$62,819,245".

    b. Schedule 3.4.4 of the Purchase Agreement hereby is deleted in its entirety and replaced with Schedule 3.4.4 attached hereto.

 5. Schedule 4.21. Schedule 4.21 of the Purchase Agreement hereby is deleted in its entirety and replaced with Schedule 4.21 attached hereto.

 6. Section 11.3.1.4. Section 11.3.1.4 of the Purchase Agreement hereby is amended by deleting the reference to "August 31, 1996" contained therein and replacing such date with "September 30, 1996".

 7. Stockholder Approval. UNR shall take commercially reasonable efforts to obtain approval of the majority stockholder of UNR of the transactions contemplated by the Purchase Agreement as soon as reasonably practicable after the date hereof.

 8. Incorporation by Reference.  Sections 11.2, 11.4, 11.6, 11.7, 11.9,
11.10 and 11.11 of the Purchase Agreement are incorporated herein by reference.

 As hereby amended, the Purchase Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date above first written.
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                                CHASE BRASS INDUSTRIES, INC.



                                By: /s/ Martin V. Alonzo
                                     Martin V. Alonzo,
                                     President and Chief Executive Officer


                                LEAVITT TUBE COMPANY, INC.



                                By: /s/ Peter H. Santoro
                                     Peter H. Santoro,
                                     Vice President


                                UNR INDUSTRIES, INC.



                                By: /s/ Thomas A. Gildehaus
                                     Thomas A. Gildehaus,
                                     President and Chief Executive Officer

                                LEAVITT STRUCTURAL TUBING CO.



                                By: /s/ Thomas A. Gildehaus
                                     Thomas A. Gildehaus,
                                     President and Chief Executive Officer

                          Schedule "A"

The following schedules were omitted from the Amendment No. 1 to Sale and Purchase Agreement included herewith as Exhibit 2.2, as permitted under item 601(b)(2) of Regulation S-K:

     Schedule 3.4.4      Example of Assets Calculation
     Schedule 4.2.1      Employee Benefits

Chase Brass Industries, Inc., agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.